Exhibit 10.7.2

                             USA TECHNOLOGIES, INC.
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087

                                  May 13, 2003


Mr. Michael K. Lawlor
131 Lisa Drive
Paoli, Pennsylvania 19301

         Re:      Separation Agreement

Dear Mike:

         This will confirm that your employment with USA Technologies, Inc. (the "Company") shall terminate at the close of business on June 30, 2003. We wish you the best of luck in your future endeavors. This letter sets forth the various agreements we have reached concerning your separation from the Company.

         1. Employment Period.

         C. Effective July 1, 2003, you shall no longer be an employee of the Company and the Employment Period as defined under your Employment And Non-Competition Agreement dated as of June 7, 1996, as amended by the First Amendment thereto dated as of February 22, 2000 and by the Second Amendment thereto dated as of April 15, 2002 ("Employment Agreement"), shall be terminated. The Employment Period shall continue through June 30, 2003, and you shall continue to act as Senior Vice President of Business Development of the Company and the Company shall continue to pay to you your current base salary and to provide to you your existing benefits. During this time, you agree to work with the Company on an orderly transition of the work in your area of responsibility, including but not necessarily limited to the following: working with the Company to formulate a suitable transition plan, and working with whomever the Company might designate on the transition.

         D. After June 30, 2003, and except as provided in Section 2 hereof, you shall not be provided or covered by any Company-paid benefits or receive any further payments from the Company. Subject to Section 2, you may also elect to continue your health insurance coverage pursuant to COBRA, at your own cost and expense.

         C. Notwithstanding subparagraph A. above, and the termination of the Employment Period under your Employment Agreement, this will confirm that Sections 5, 6, and 7 of the Employment Agreement, relating to non-disclosure and non-competition restrictions, shall not be terminated and shall survive and remain in full force and effect in accordance with all of their terms and conditions.

         2. Severance Payment. In consideration of the general release set forth in Section 3 hereof, the Company shall pay to you a cash severance payment in the amount of $77,273. This amount is intended to reimburse you for the income taxes attributable to the stock bonuses paid to you during the 2002 calendar year. The severance payment will be payable over a six month period (or sooner in the discretion of the Company) commencing upon the effectiveness of this letter (as discussed in Section 10), and shall be subject to applicable payroll tax withholdings. The payment of the cash severance payment by the Company to you shall be subject to you first canceling an aggregate of 186,200 shares of Common Stock of the Company presently owned by you.

The Company shall also provide common stock based severance pay of two weeks per year served in the employ of USA Technologies. This amount shall be calculated based upon your current annual base salary of $120,000(14 weeks based upon 7 years of service - for a total amount of $33,307). The severance amount shall be received by you in the form of Common Stock of the Company as part of the current 2003-A Common Stock offering at $0.10 per share. Upon the effectiveness of this letter (as described in Section 10), you and the Company shall enter into the standard 2003-A Subscription Agreement for these shares (as provided therein, the Common Stock is expected to be filed with the SEC within 30-45 days).

In addition to the above noted severance payments, the Company will provide 3 weeks of additional compensation for accumulated `paid time off' payable on or before July 18, 2003.

The Company will continue benefits coverage for you and your family until December 31, 2003 in accordance with current practice.

         3. General Release. You agree, intending to be legally bound, to voluntarily and forever release and discharge the Company, as well as all of its past, present and future officers, directors, employees, shareholders and agents and their respective successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively, "claims"), known or unknown, suspected or claimed, which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against Releasees arising heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation:

                                    (a) Any claims relating to or arising out of
                           your employment with and/or separation of employment by the Company;

                                    (b)   Except   as   specifically    provided
                           otherwise herein, any claims for unpaid or withheld wages, severance, benefits, bonuses and/or other compensation of any kind;

                                    (c) Any claims for attorneys' fees, costs or
                           expenses;

                                    (d)  Any  claims  of  discrimination  and/or
                           harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, sexual preference or any other factor prohibited by Federal, state or local law or ordinance, common law or administrative regulations (such as the Age Discrimination in Employment Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement
                           Income Security Act and the Pennsylvania Human Relations Act), and/or any other statutory or common law claims, now existing or hereinafter recognized, including, but not limited to, breach of contract, quasi-contract, breach of covenant of good faith and fair dealing, detrimental reliance, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and intentional or negligent misrepresentation, and/or any rights under any of the foregoing laws or regulations.

         In addition, you covenant and agree to never, individually or with any other person or in any way, commence, aid in any fashion, prosecute or cause or permit to be commenced against the Company or any Releasee any action, obligation, damage, or liability that is the subject matter of this Section 3.

         4. Return of Company Property. At the time of your termination of employment, you agree to return to the Company any of its property either issued to you or in your possession, including but not limited to, any Company credit cards, American Express cards, computers, pagers and keys to the Company's office. In addition, you shall immediately surrender to the Company any and all company, customer and partner contact information, materials, documents, software, manuals or other records, in your possession or control, which include or contain any confidential information of or concerning the business or policies of the Company, and you will not retain or use any copies or summaries thereof.

         5. Future Actions.

         A. From and after the date hereof, you agree not to take any actions which are specifically intended to damage the business interests of the Company or which reflect negatively on the Company or its employees, directors, shareholders or agents, including but not limited to, contacting the Company's agents, customers, suppliers, employees (past, present or future to the extent you know them to be related to the Company), or using documents or other data obtained while in the employ of the Company, in a manner that interferes with or damages the Company's reputation, purpose or employee relations.

         B. From and after the date hereof, you agree not to sell during any single calendar month more than 20% of your aggregate holdings of USTT common stock (measured as of the first day of any such calendar month).

         C. From and after the date hereof, the Company agrees not to take any actions which are specifically intended to reflect negatively on you. From and after the date hereof, the Company shall give you a "favorable" recommendation in response to any inquires from any of your potential employers and use its best efforts to assist you in your search for employment.

         6. Remedies. In the event that you should breach any term or condition of this letter or the Employment Agreement, the Company shall cease paying to you any payments otherwise due to you under Section 2 hereof. The foregoing remedy shall be cumulative, and shall be in addition to any remedies otherwise available to the Company at law or in equity or otherwise. In the event of any breach hereof or your Employment Agreement, you shall pay all of the costs and expenses incurred by the Company in enforcing the provisions hereof, including its attorney's fees.

         7. Severability. Should any provision of this letter be held invalid or illegal, such illegality shall not invalidate the whole of this letter but rather, the letter shall be construed as if it did not contain the invalid or illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

         8. Merger Clause. This letter contains the complete understanding and agreement between the parties hereto and supersedes any and all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties, oral or written, express or implied. Notwithstanding the prior sentence, however, and as indicated in Section 1.B., the provisions of Sections 5, 6 and 7 of your Employment Agreement shall remain in full force and effect.

         9. Choice of Law; Successors. This letter has been executed in the Commonwealth of Pennsylvania and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of law rules. This letter shall be binding upon our respective, permitted successors, assigns, heirs, and personal representatives.

         10. Effective Date. You have twenty-one (21) days within which to consider this letter. If you sign this letter, you will retain the right to revoke it for seven (7) days. This letter shall not be effective until this revocation period has expired. To revoke the letter, you must send a certified letter to my attention. The letter must be postmarked within seven (7) days of your execution of this letter. Finally, this will confirm that the Company has advised you to consult with an attorney prior to your execution of this letter.

         Mike, please indicate your agreement with this letter by signing this letter below where indicated and returning it to me.

                                               Sincerely,
                                               USA TECHNOLOGIES, INC.

                                               By: /s/ Stephen P. Herbert
                                                   -----------------------------
                                                   Stephen P. Herbert, President


                                               UNDERSTOOD AND AGREED:

                                               /s/ Michael K. Lawlor
                                               ---------------------------------
                                               MICHAEL K. LAWLOR

                                               Date: 5/14/03